                                ESCROW AGREEMENT


         ESCROW AGREEMENT, dated __________, 1999, by and among (i) Global Pharmaceutical Corporation, a Delaware corporation ("GLOBAL " or "Buyer"), (ii) the persons listed on Schedule 1 hereto (the "Seller Stockholders"), (iii) Charles Hsiao and Larry Hsu, in the capacity of the Seller Stockholders'Agent (as defined herein), and (iv) Continental Stock Transfer & Trust Company (the "Escrow Agent").


                         B A C K G R O U N D F A C T S:


         A. Pursuant to the Agreement and Plan of Merger between GLOBAL and Impax Pharmaceuticals, Inc., a California corporation ("IMPAX") (the "Merger Agreement"), (i) IMPAX will be merged with and into GLOBAL (the "Merger"), with GLOBAL surviving the Merger (with the surviving corporation's name changed to IMPAX Laboratories, Inc.) (GLOBAL following the Merger is sometimes referred to below as the "Surviving Corporation"), (ii) each issued and outstanding share of the common stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of IMPAX will be converted into shares of the common stock, $.01 par value ("GLOBAL Common Stock"), of GLOBAL, (iii) each issued and outstanding share of Series D Preferred Stock of IMPAX will be converted into shares of Series 1 Preferred Stock of GLOBAL ("GLOBAL Series 1 Stock"), and (iv) each issued and outstanding share of Series D Preferred Stock of GLOBAL will be converted into shares of GLOBAL Series 1 Stock.

         B. Pursuant to the Merger Agreement, the Seller Stockholders have agreed to indemnify the Surviving Corporation for certain Damages (as defined in the Merger Agreement), and to enter into this Agreement for the purpose of securing such indemnification obligations.

         C. Pursuant to Section 2.04 and Article IX of the Merger Agreement, the purpose of this Agreement is to provide for the deposit of a portion of the GLOBAL Common Stock and GLOBAL Series 1 Stock to be acquired by the Seller Stockholders in the Merger, and the terms which will govern the holding and distribution of shares deposited, in the escrow account.

                               A G R E E M E N T:

         NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree, as follows:

         1. Certain Definitions. For all purposes of this Agreement, the following terms shall have the following meanings:


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                  (A) The term "Base Amount" shall mean an aggregate of $100,000 of Losses.

                  (B) The term "Buyer Stock" shall collectively refer to GLOBAL Common Stock and GLOBAL Series 1 Stock.

                  (C) The term "Effective Time" shall have the meaning assigned to such term in Section 1.01 of the Merger Agreement.

                  (D) The term "Escrow Certificates" shall have the meaning set forth in Section 3 hereof.

                  (E) The term "Escrowed Stock" shall mean the Buyer Stock at any time represented by the Escrow Certificates delivered to the Escrow Agent as provided in Section 3 and any other Buyer Stock received by the Escrow Agent as provided in Section 8 as well as all other property or cash obtained by the Escrow Agent in respect of or in exchange for the Buyer Stock.

                  (F) The term "Escrow Fund" shall mean the sum of the Escrowed Stock and additional property, if any, delivered to the Escrow Agent pursuant to Section 8 hereof.

                  (G) The term "Losses" shall have the meaning set forth in
         Section 2 hereof.

                  (H) The term "Termination Date" shall mean the date exactly 18 months after the date of the Effective Time.

                  (I) The term "Buyer Indemnitees" shall mean the Surviving Corporation, and its successors and permitted assigns.

                  (K) The term "Final Determination" shall mean the final decision of any court of competent jurisdiction from which no appeal has been allowed because of lapse of time or otherwise.

                  (L) Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.

         2. Indemnification and Escrow Fund. This Agreement has been executed and delivered, and the Escrow Fund has been established, for the purpose of providing funds for the indemnification of the Buyer Indemnitees in accordance with the Merger Agreement. Any liabilities for indemnification by the Seller Stockholders under the Merger Agreement, including, without limitation, all Damages indemnified against under the Merger Agreement are collectively referred to as "Losses." The provisions of the Merger Agreement shall establish the notice requirements and mechanics of defense for all claims of indemnification for which the Escrow Fund established hereby is available and are incorporated by reference herein.


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



         3. Escrowed Stock. As of the Effective Time, GLOBAL shall deposit or cause to be deposited with the Escrow Agent, for the account of the Seller Stockholders, certificates issued in the name of the Escrow Agent or its nominee (the "Escrow Certificates"), representing 1,690,274 shares of Gemstone Common Stock and 17,000 shares of Gemstone Series 1 Stock (being 10% of the aggregate number of shares of each of GLOBAL Common Stock and GLOBAL Series 1 Stock to be received by the Seller Stockholders in the Merger). Except as set forth in
Section 8 hereof, Seller Stockholders shall not be required to make any additional deposits to the Escrow Fund. The shares represented by the Escrow Certificates shall be held by the Escrow Agent for the purpose of securing the indemnification obligations of the Seller Stockholders set forth in the Merger Agreement, and shall not, except as provided in Sections 5 and 7 hereof, be sold or disposed of by the Escrow Agent. GLOBAL shall provide and the Escrow Agent shall maintain a written record of the name and address of each Seller Stockholder and the number and class of shares of Escrowed Stock credited to his or her account. Shares of Escrowed Stock shall be credited in accordance with the instructions of GLOBAL to the account of each Seller Stockholder in the same proportion, and of the same class of security, as shares of Buyer Stock are issued to such Seller Stockholder in the Merger. The respective interests of the Seller Stockholders in the Escrow Fund shall not be transferable or assignable other than (a) to executors, administrators, legatees or heirs of the Seller Stockholders or (b) in a transaction involving no change in beneficial ownership. Notice of any transfer permitted by clause (b) hereof shall be given to GLOBAL and the Escrow Agent, and no such transfer shall be valid until such notice is given. To the extent that the Escrow Fund contains cash, the Escrow Agent may invest such cash in any Treasury Bill issued by the United States having a maturity of 90 days or less.

         4. Seller Stockholders' Agent.

                  (a) In the event that the Merger is approved, effective upon such vote, and without further act of any Seller Stockholder, a committee (the "Committee") consisting solely of Charles Hsiao and Larry Hsu shall be appointed as agents and attorneys-in-fact (collectively, the "Seller Stockholders' Agent") for each Seller Stockholder (except such Seller Stockholders, if any, as shall have perfected their dissenter rights under applicable law). The Seller Stockholders' Agent, for and on behalf of Seller Stockholders, shall have the power to take any and all actions required to be taken by the Seller Stockholders pursuant to the Escrow Agreement or the Merger Agreement including, without limitation, the power to give and receive notices and communications, to enter into and perform the Escrow Agreement, to make claims for indemnification against the Surviving Corporation, to authorize delivery to the Surviving Corporation of Buyer Stock or other property from the Escrow Fund in satisfaction of claims by the Surviving Corporation, to object to such deliveries, to agree to negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Seller Stockholders' Agent for the accomplishment of the foregoing. The Seller Stockholders' Agent shall act by unanimous vote or unanimous written action or consent of the members of the Committee. Effective upon the approval of the Merger Agreement by the Seller Stockholders, the Seller Stockholders individually shall have no power or authority to take any actions against Buyer or otherwise pursuant to the Merger

Agreement or the Escrow Agreement, and all actions of the Seller Stockholders, whether pursuant to the Merger Agreement or the Escrow Agreement, must be taken solely by the Seller Stockholders' Agent.

                  (b) Buyer shall have no liability of any kind to any Seller Stockholder as a result of or arising out of any action taken or not taken by the Seller Stockholders' Agent at any time under the Merger Agreement or the Escrow Agreement and each Seller Stockholder hereby releases Buyer from any such liability. Buyer may conclusively rely, without any obligation of investigation or inquiry of any kind, on any action taken by the Seller Stockholders' Agent as having been fully authorized and approved by all necessary action by each Seller Stockholder (except such Seller Stockholders, if any, as shall have perfected their dissenter rights under applicable law).

         5. Claims Against Escrow Fund.

                  (a) Subject to the terms and conditions of this Agreement, the Escrow Fund shall be applied to indemnify and hold harmless the Buyer Indemnitees against and in respect of Losses as set forth in a Claim Certificate (as defined below) duly delivered to the Escrow Agent and the Seller Stockholders prior to the Termination Date. If the Buyer Indemnitees shall suffer or incur Losses as to which indemnification is provided for under the indemnification provisions of the Merger Agreement, it or they shall deliver to the Escrow Agent and the Seller Stockholders a certificate (a "Claim Certificate"), which shall be signed by the President, Chief Executive Officer or Chief Operating Officer of GLOBAL to the effect that Buyer Indemnitees have suffered or incurred Losses in the amount specified in such Claim Certificate and setting forth the basis for such Losses. Upon receipt of any such Claim Certificate and subject to Section 5(b), the Escrow Agent shall, as soon as practicable (but not earlier than twelve (12) business days after the delivery to the Escrow Agent of such Claim Certificate) pay to Buyer Indemnitees an amount equal to the amount of Losses so suffered or incurred by Buyer Indemnitees as set forth in such Claim Certificate out of the Escrow Fund. Whenever the Escrow Agent is required to make a payment out of the Escrow Fund hereunder, the Escrow Agent shall withdraw from the Escrow Fund in accordance with a written instruction of GLOBAL (which written instruction shall include a computation of the value of such shares of Buyer Stock and Other Property calculated in accordance with Section 9.04(c) of the Merger Agreement and this Escrow Agreement, and shall include a calculation which confirms that the payment shall be made for the accounts of the Seller Stockholders pro rata in accordance with the ratio of the original deposits of Buyer Stock which comprise the Escrow Fund), (i) first, any cash comprising the Escrow Fund, (ii) second, to the extent that there is insufficient cash to pay the Losses, shares of Buyer Stock and (iii) third to the extent there is an insufficient number of shares of Buyer Stock in the Escrow Fund to pay the Losses, any other property delivered to, and remaining in, the Escrow Fund in accordance with Section 8 hereof ("Other Property"). The Escrow Agent shall transfer, deliver and assign to Buyer Indemnitees such cash, number of shares of Buyer Stock (rounded to the next highest whole share) held in the Escrow Fund and/or Other Property which shall be indicated within the written instrument of Buyer Indemnitees referred to hereinabove and required to be delivered to the Escrow Agent. Shares of Buyer Stock shall be valued in accordance with the terms of Section 9.04(c) of the Merger Agreement and Other Property, if any, shall be valued in good faith by the Board of Directors of GLOBAL. The delivery by the Escrow Agent to Buyer Indemnitees of the shares of Buyer Stock determined by GLOBAL's computation of their value as stated above and stated in the written instruction to the Escrow Agent shall be effected by surrender to GLOBAL, or its transfer agent, of the Escrow Certificates then in its possession, and GLOBAL, or its transfer agent, shall promptly issue to the Escrow Agent a new stock certificate registered in its name for the number of shares of Buyer Stock then remaining in the Escrow Fund as reduced by the number of shares surrendered to Buyer Indemnitees.

                  (b) Unless, within ten (10) business days after delivery to the Seller Stockholders of any Claim Certificate, Seller Stockholders who beneficially own a majority in interest of the Escrowed Stock then held in the Escrow Fund (the "Majority Owners") give written notice to GLOBAL and the Escrow Agent that they question the accuracy of, or matters included in, such Claim Certificate, such Claim Certificate shall constitute full authority to the Escrow Agent to take the action provided for in the preceding paragraph and shall be conclusive on all parties hereto. If the Majority Owners give notice questioning the accuracy of, or matters included in, such Claim Certificate, the Escrow Agent shall not assign to Buyer Indemnitees any Escrowed Stock or make any indemnification payment to Buyer Indemnitees pursuant to this Section 5 until (i) it receives the written consent of the Majority Owners or (ii) there is a Final Determination with respect to the dispute. After notice by the Majority Owners of disagreement with the accuracy of, or matters included in, a Claim Certificate, either Buyer Indemnitees (on the one hand) or the Seller Stockholders, acting jointly but not severally (on the other hand), may seek a declaratory judgment from any court of competent jurisdiction to resolve the disagreement. The party against whom such declaratory judgment is actually rendered shall reimburse the other party thereto for the reasonable expenses incurred by it in the defense, prosecution, or investigation of such claim.

                  (c) Notwithstanding anything herein to the contrary, no payments shall be made out of the Escrow Fund for indemnity of Losses until such Losses exceed the Base Amount, at which time, all Losses theretofore accrued shall be paid.

                  (d) If any dispute arises as to any matter arising under this Escrow Agreement or there arises any uncertainty as to the meaning or applicability of any of the provisions hereof, or as to the Escrow Agent's duties, rights or responsibilities hereunder, the Escrow Agent may, at its option or at any time thereafter deposit the Escrowed Stock then being held by it in escrow into a court having appropriate jurisdiction, and the Escrow Agent shall thereby be discharged and relieved of all liability hereunder.

         6. Termination. The Escrow Fund shall terminate on the Termination Date, and upon written notice from GLOBAL and the Majority Owners to the Escrow Agent. Any shares or other assets then held in the Escrow Fund shall be distributed upon termination by the Escrow Agent in accordance with the provisions of Section 7 hereof. Notwithstanding the foregoing, if on or before the Termination Date any Buyer Indemnitees have (a) duly delivered a Claim Certificate with respect to a claim which has not been satisfied pursuant to this Agreement or (b) delivered to the Escrow Agent and the Seller Stockholders written notice of the occurrence of an event which constitutes a breach of any representation, warranty or agreement made by the Seller Stockholders in the Merger Agreement and may give rise to a claim for indemnification under the Merger Agreement and this Agreement, and if such Buyer Indemnitees have delivered to the Escrow Agent a good faith written estimate of the maximum potential amount of Losses resulting from such claim or potential claim, the Escrow Fund shall not terminate with respect to such claims until all such claims have been fully satisfied or resolved or a Final Determination has been rendered with respect thereto. Until such termination, the Escrow Agent shall retain in the Escrow Fund that amount of Escrowed Stock as instructed in writing by the Buyer Indemnitees and having a value allocated and determined in accordance with the indemnification provisions of the Merger Agreement and this Agreement, which Escrowed Stock shall equal 100% of the Buyer Indemnitees' estimate of Losses resulting from all then outstanding claims. In the event that the value of the shares of Buyer Stock and other assets, if any, then remaining in the Escrow Fund is less than 100% of the Buyer Indemnitees' estimate of Losses resulting from all then outstanding claims, then GLOBAL shall instruct the Escrow Agent in writing to retain all remaining assets in the Escrow Fund. Promptly after the Termination Date, any shares or other assets in the Escrow Fund having a value in excess of that required to be retained in the Escrow Fund pursuant to the foregoing shall be distributed to the Seller Stockholders in accordance with Section 7 hereof and shall no longer be subject to this Agreement.

         7. Distribution of the Escrowed Stock. Upon the termination of the Escrow Fund pursuant to Section 6 hereof, and subject to the terms of such Section, the Escrow Agent shall, within 10 days of such Termination Date, distribute to each of the Seller Stockholders at their last known addresses appearing on the records of the Escrow Agent, the amount of Escrowed Stock to be distributed to the Seller Stockholders pursuant to Section 6 hereof in the same proportion, and of the same class, as shares of Buyer Stock were issued to any such Seller Stockholders in the Merger. Any delivery of shares of Buyer Stock shall be of full shares, and the Escrow Agent shall, upon instructions received from the Majority Owners, make such adjustments for fractional share interests as the Majority Owners in their sole discretion deem appropriate.

         8. Delivery and Deposit of Additional Shares or Dividends. Any shares of Buyer Stock or other equity securities issued or distributed by Buyer (including shares issued upon a stock split) ("New Shares") in respect of Buyer Stock in the Escrow which have not been released from the Escrow shall be added to the Escrow and become a part thereof. New Shares issued in respect of Buyer Stock which have been released from the Escrow shall not be added to the Escrow, but shall be distributed to the holders thereof. When and if cash dividends on Buyer Stock in the Escrow shall be declared and paid, they shall not be added to the Escrow, but shall be paid to those on whose behalf such Buyer Stock is held who, at the Effective Time, held Seller Stock.

         9. Voting of Shares and Reports. Each Seller Stockholder shall have voting rights with respect to the shares of Buyer Stock contributed to the Escrow on behalf of such Seller Stockholder (and on any voting securities added to the Escrow in respect of such shares of Buyer Stock) so long as such shares of Buyer Stock or other voting securities are held in the Escrow. As the record holder of such shares, the Escrow Agent shall vote such shares in accordance with the instructions of the

Seller Stockholders having the beneficial interest therein and shall promptly deliver copies of all proxy solicitation materials to such Seller Stockholders. The Escrow Agent shall not vote any shares of Escrowed Stock as to which no voting instructions have been given.

         10. Notice. Unless written designation of a different address is filed with each of the other parties hereto, all notices and Claim Certificates required to be given under this Agreement shall be deemed to have been properly given if in writing and delivered or mailed by registered or certified mail, postage prepaid. Mailed notices and Claim Certificates shall be deemed given when duly mailed and addressed as follows:

         GLOBAL:

                           Global Pharmaceutical Corporation
                           Castor & Kensington Avenues
                           Philadelphia, PA 19124
                           Attention: Barry R. Edwards


         With a copy to:

                           Fulbright & Jaworski L.L.P.
                           666 Fifth Avenue
                           New York, New York 10103
                           Attention:  Sheldon G. Nussbaum, Esq.

         Seller Stockholders:

                           To their addresses as set forth on
                           Schedule 1 hereto


         Seller Stockholders' Agent

                           [Seller Stockholders' Agent Address]


         Escrow Agent:

                           Continental Stock Transfer & Trust Company
                           2 Broadway
                           New York, New York 10004
                           Attention:  William Seegraber

         11. Liability of the Escrow Agent. The Escrow Agent may act upon any instrument or other writing believed by it in good faith to be genuine and to be signed or presented by the proper person and shall not be liable in connection with the performance by it of its duties pursuant to the provisions of this Agreement except for its own willful misconduct or gross negligence. The Escrow Agent may retain counsel and act with respect to this Agreement and its obligations hereunder on the advice of such counsel. The Escrow Agent shall be, and hereby is, jointly and severally indemnified and saved harmless, by the parties hereto, from all losses, costs and expenses (including reasonable attorneys' fees) which may be incurred by it as a result of its involvement in any litigation arising from performance of its duties hereunder, provided that such litigation or action in interpleader shall not result from any action taken or omitted by the Escrow Agent and for which it shall have been adjudged to have acted in bad faith or to have been grossly negligent. GLOBAL shall be responsible for determining any requirements for paying taxes or reporting any payments for tax purposes. GLOBAL and the Majority Owners may give written directions to the Escrow Agent to prepare and file tax information or to withhold any payments hereunder for tax purposes. GLOBAL and the Seller Stockholders, jointly and severally, covenant and agree to indemnify and hold the Escrow Agent harmless against all liability for tax withholding and/or reporting for any payments made by the Escrow Agent pursuant to this Agreement. The Escrow Agent shall have no duties or obligations except those expressly set forth in this Escrow Agreement, and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. The Escrow Agent shall have no obligation to make any payment, investment or disbursement of any type pursuant hereto or to incur any financial liability in the performance of its duties hereunder unless GLOBAL shall have deposited with the Escrow Agent sufficient funds therefor. The Escrow Agent may conclusively rely upon and shall be protected, indemnified and held harmless by GLOBAL and the Seller Stockholders, jointly and severally, in acting upon the written (which shall include instructions given by telecopier or other telecommunications device) or oral instructions of any officer or agent of either of them or of counsel to either of them with respect to any matter relating to its actions as Escrow Agent hereunder, and the Escrow Agent shall be entitled to request that further instructions be given by such persons or to request that instructions be given in writing.

         12. Fees and Expenses. GLOBAL will pay to the Escrow Agent its reasonable fees for the services rendered by it pursuant to the provisions of this Agreement with respect to the Escrow Fund and will reimburse the Escrow Agent for its reasonable expenses (including reasonable fees and disbursements of its counsel) incurred in connection with the performance by it of such services. Any transfer taxes incurred as a result of the operation of any provision of this Agreement relating to the Escrow Fund shall be paid by GLOBAL.

         13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         14. Binding Effect. This Agreement and all action taken hereunder in accordance with its terms shall be binding upon and inure to the benefit of the Seller Stockholders, the Surviving Corporation and the Escrow Agent and their respective successors and assigns.

         15. Successor Escrow Agent. The Escrow Agent, or any successor to it hereafter appointed, may at any time resign by giving notice in writing to the Surviving Corporation and the

Seller Stockholders and shall be discharged of its duties hereunder upon the appointment of a successor Escrow Agent as hereinafter provided. In the event of any such resignation, a successor Escrow Agent, which shall be a bank or trust company organized under the laws of the United States of America or the State of New York having a combined capital and surplus of not less than $50,000,000, shall be appointed by the Surviving Corporation. Any such successor Escrow Agent shall deliver to the Surviving Corporation and the Seller Stockholders a written instrument accepting such appointment hereunder, and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive all the Escrow Fund.

         16. Confirmation of Escrow Agent's Appointment. GLOBAL and the Seller Stockholders hereby confirm the appointment of Continental Stock Transfer & Trust Company to act as Escrow Agent under this Escrow Agreement, and Continental Stock Transfer & Trust Company hereby accepts such appointment.

         17. Entire Agreement. This Agreement and the Merger Agreement contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements and understandings whether written or oral, among the parties hereto with respect to the subject matter of this Agreement.

         18. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provisions, and this Agreement shall be construed in all respects as though such invalid or unenforceable provisions were omitted.

         19. Amendments. This Agreement may only be amended or modified by a written instrument executed by GLOBAL, the Majority Owners and the Escrow Agent.

         20. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         21. Accounting Matters. GLOBAL shall show the Buyer Stock contributed to the Escrow Fund as issued and outstanding on its balance sheet.

         IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement on the day, month and year first written above.


GLOBAL PHARMACEUTICAL CORPORATION

By:________________________________


SELLER STOCKHOLDERS

___________________________________         ___________________________________
[Name]                                      [Name]

___________________________________         ___________________________________
[Name]                                      [Name]

___________________________________         ___________________________________
[Name]                                      [Name]

___________________________________         ___________________________________
[Name]                                      [Name]

___________________________________         ___________________________________
[Name]                                      [Name]

___________________________________         ___________________________________
[Name]                                      [Name]

___________________________________         ___________________________________
[Name]                                      [Name]


___________________________________         ___________________________________
[Name]                                      [Name]

Accepted and Agreed

SELLER STOCKHOLDERS' AGENT


___________________________________
Charles Hsiao


___________________________________
Larry Hsu



CONTINENTAL STOCK TRANSFER
 & TRUST COMPANY, as Escrow Agent


By:  _______________________
     William Seegraber

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                                ESCROW AGREEMENT

                                   SCHEDULE 1


                   Names and Addresses of Seller Stockholders